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                                                                  EXHIBIT 10.10


                        NCR SENIOR EXECUTIVE RETIREMENT,
                            DEATH AND DISABILITY PLAN
                     AS RESTATED EFFECTIVE DECEMBER 1, 1996

                                    ARTICLE I
                                   DEFINITIONS

         Whenever used in the Plan, the following terms shall have the meanings hereinafter set forth:

         "Plan" means the NCR Senior Executive Retirement, Death and Disability Plan, as embodied herein or as amended from time to time.

         "NCR" means NCR Corporation, a Maryland corporation, and its successors.

         "Affiliate" shall have the meaning set forth in SEC Rule 405 under the Securities Act of 1933, as currently in effect.

         "AT&T" means AT&T Corp., a New York corporation, and its successors.

        "Average Total Compensation" means one-third of the Compensation actually paid (cash or stock at fair market value) to a Participant over the 36 consecutive month period during the last 72 months of service up to and including the Termination Date which produce the highest average; provided however, the Committee in its sole discretion, to rectify an inequity, may permit a bonus earned but not paid during such 36 consecutive month period to be substituted for the first bonus paid during such period; and provided further, that, for purposes of this Plan, Compensation which is deferred upon the election of a Participant pursuant to a qualified or non-qualified plan or arrangement of NCR, or a subsidiary or Affiliate thereof, shall be treated as paid in the month in which it is earned.

         If a Participant has served less than 36 consecutive months, Average Total Compensation means, subject to the foregoing, the Compensation actually paid to the Participant for service up to and including the Termination Date, divided by months of Service, with the quotient multiplied by 12.

         "Board of Directors" means the Board of Directors of NCR.

         A "Change in Control of NCR" shall be deemed to have occurred if there is a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), whether or not NCR is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                  1. At any time during a period of two (2) years, at least a majority of the Board of Directors shall not consist of Continuing Directors. "Continuing Directors"



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         shall mean Directors of NCR at the beginning of such two-year period and Directors who subsequently became such and whose selection or nomination for election by the Company's shareholders was approved by a majority of the then Continuing Directors; or

                  2. Any person or "group" (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), but excluding any majority-owned subsidiary or any Company-sponsored employee benefit plan or any trust or investment manager for the account of such a plan, shall have acquired "beneficial ownership" (as determined for purposes of such Regulation), directly or indirectly, of NCR securities representing 20% or more of the combined voting power of NCR's then outstanding securities, unless such acquisition is approved in advance by a majority of the Directors of NCR who were in office immediately preceding such acquisition and any individual selected to fill any vacancy created by reason of the death or disability of any such Director; or

                  3. NCR's shareholders approve a merger, consolidation or share exchange to which NCR is a party and in which either (i) NCR is not the surviving corporation or (ii) NCR is the surviving corporation and any outstanding shares of NCR common stock are converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change in ownership) or other securities or cash or other property (excluding payments made solely for fractional shares); or

                  4. NCR's shareholders approve any plan or proposal for the disposition of all, or substantially all, of the assets of NCR by sale, liquidation or dissolution.

         Notwithstanding anything herein to the contrary, the distribution by AT&T Corp. to its shareowners of all the outstanding shares of common stock of NCR Corporation shall not constitute a "Change In Control of NCR."

         "Committee" means the Committee described in ARTICLE III hereof.

         "Compensation" means only salary, the annual award under the Management Incentive Plan ("MIP") or any successor plan and fifty percent (50%) of the award under the Long-Term Incentive (Performance Unit) Plan ("LTI") or any successor plan.

         "Credited Service" means a Participant's period of Service not in excess of 15 years.

         "Eligible Spouse"" means the spouse to whom the Participant is married on the date the Participant's benefit payments under the Plan commence.

         "Eligible Children" means the children of a Participant who have not attained the age of 22 years upon the later death of the Participant and Eligible Spouse.

         "Participant" shall have the meaning set forth in ARTICLE V.





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A "Potential Change in Control of NCR" shall be deemed to have occurred if:

                  1. NCR enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                  2. Any person (including NCR) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                  3. Any person becomes the beneficial owner, directly or indirectly, of securities of NCR representing 9.5% or more of the combined voting power of NCR's then outstanding securities; or

                  4. The Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of NCR has occurred.

         "Projected Credited Service" means a Participant's period of Projected Service not in excess of 15 years.

         "Projected Service" means the period of Service a Participant would have completed if such Participant had remained a Participant in the Plan until his or her 62nd birthday.

         "Retirement Offset" means the sum of (a) the annual amount of employer-provided pension paid to a Participant under the Retirement Plan or any other pension, profit sharing, savings or other retirement plan of NCR, a subsidiary or Affiliate thereof, or any prior employer, (b) disability income benefits pursuant to a plan of NCR or a subsidiary or Affiliate thereof, and (c) the annual amount of the Participant's Primary Insurance Amount paid under the Social Security Act or the equivalent of such amount paid under any other government-sponsored retirement or social insurance program of any country to which contributions are made by NCR or a subsidiary or Affiliate thereof. Retirement Offset shall not include any amount paid under (i) any plan of, or agreement with, NCR as a severance payment or in connection with a Change in Control of NCR; (ii) MIP; (iii) the International Management Incentive Compensation Plan; (iv) LTI; or (v) a cashout of any NCR stock options.

         "Retirement Plan" means the NCR Pension Plan.

         "Service" means a Participant's period of employment with NCR, a subsidiary or Affiliate thereof, or a predecessor of any of the foregoing from the date of hire to the Termination Date or date of loss of participating status. Service shall be computed to the nearest full month.

         "Spouse's Offset" means the sum of (a) the annual amount of employer-provided pension paid to an Eligible Spouse under the Retirement Plan or any other pension, profit sharing, savings or other retirement plan of NCR, a subsidiary or Affiliate thereof, or employer of the Participant and (b) the annual amount of the Eligible Spouse's total family benefits paid under the Social Security Act or the equivalent of such amount paid under any other government-sponsored retirement or social insurance program of any country to which contributions are made by NCR



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or a subsidiary or Affiliate thereof (excluding any benefit paid to a dependent child after such child's 18th birthday) which is attributable to the employment of the Participant. Spouse's offset shall not include any amounts paid to the Eligible Spouse or Eligible Children of any former Participant which, but for the Participant's death, would otherwise have been paid to the Participant and would have been excluded from the Participant's Retirement Offset by virtue of the last sentence of the definition of Retirement Offset set forth above.

         "Termination Date" means the date on which a Participant ceases to be employed by NCR or any of its foreign or domestic subsidiaries, by reason of such Participant's death, Total Disability, retirement, resignation, discharge or otherwise.

         "Total Disability" means the inability of a Participant, because of bodily injury or disease which results from an unavoidable cause, to perform the duties of such Participant's regular occupation, as determined by the Committee; provided, however, that for purposes of ARTICLE XIII, any question as to whether a Participant is Totally Disabled upon which the Participant and the Committee cannot agree shall be determined by a qualified independent physician selected by the Participant (or if the Participant is unable to make such selection, by any adult member of the Participant's immediate family or the Participant's legal representative), and approved by the Committee, such approval not to be unreasonably withheld. The determination of such physician made in writing to the Committee and to the Participant shall be final and conclusive.

                                   ARTICLE II
                                     PURPOSE

         The purpose of the Plan is to provide for the payment of supplemental retirement, death and disability benefits to senior executives of NCR in order to attract and retain executives of superior ability, industry and loyalty.

                                   ARTICLE III
                                 ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee shall consist of the Board of Directors, any of whom shall be eligible to participate in the Plan; provided, however, for purposes of any determination under the Plan with respect to a member of the Committee, then the "Committee" shall be the Senior Vice President, Human Resources of AT&T. The Committee is authorized, subject to the provisions of the Plan, to select Participants, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such actions in connection with the Plan or the benefits thereunder as it deems necessary or advisable. All such determinations, interpretations and actions by the Committee under the Plan or with respect to any benefits thereunder shall be final and binding on all persons.




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                                   ARTICLE IV
                                 EFFECTIVE DATE

         The Plan will become effective as of January 1, 1975.

                                    ARTICLE V
                                   ELIGIBILITY

         The Participants in the Plan shall be such senior executive officers of NCR who shall be selected by the Committee to participate therein, who shall have executed the agreement described in ARTICLE VI hereof and who shall fulfill such additional requirements for eligibility as the Committee,, in its sole discretion, may from time to time apply. Notwithstanding anything set forth in the Plan to the contrary, from and after the date of a Change in Control, no person shall become an additional Participant in the Plan.

                                   ARTICLE VI
                                   AGREEMENTS

         Participants in and the benefits to which each Participant may be entitled under the Plan shall be evidenced by agreements between NCR and each Participant in such form as the Committee shall, from time to time, approve, which agreements shall comply with and be subject to all the terms and conditions of the Plan.

                                   ARTICLE VII
                       RETIREMENT AND TERMINATION BENEFITS

         In the event of a Change in Control of NCR, the provisions of this
ARTICLE VII shall be, in all respects, subject to ARTICLE XIII and, in the event of any conflict between the terms of ARTICLE XIII and any other terms of the Plan, the terms of ARTICLE XIII shall prevail and supersede any such other terms.

         1. A Participant who retires at or after his or her 62nd birthday shall be entitled to receive benefits under the Plan in an annual amount equal to (a) minus (b).

                  (a) 4% of the Participant's Average Total Compensation multiplied by the number of years of Credited Service.

                  (b) The Retirement Offset.

         2. A Participant who retires or who terminates employment with NCR on or after his or her 55th birthday and prior to his or her 62nd birthday or whose employment with NCR is involuntarily terminated by NCR on or after his or her 52nd birthday and prior to his or her 62nd birthday shall be entitled to receive benefits under the Plan in an annual amount equal to (a) minus (b).




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                  (a) The Product of (i) 4% of the Participant's Average Total
         Compensation, (ii) the number of years of Projected Credited Service and (iii) the ratio that the number of years of Service bears to the number of years of Projected Service, reduced by 3% for each year, and proportionally for each portion of a year, to the nearest month, from the date benefits commence to the Participant's 62nd birthday.

                  (b) The Retirement Offset.

         3. A Participant whose employment with NCR is involuntarily terminated by NCR prior to his or her 52nd birthday shall, in the sole discretion of the Committee, be entitled to receive benefits under the Plan only in an annual amount computed in accordance with Section 2 of this ARTICLE.

         4. A Participant whose participation in the Plan is terminated by the Committee by reason of a change in such Participant's employment status with NCR shall be entitled to receive benefits under the Plan only if at the Termination Date he or she qualifies under Section 1, 2, or 3 of this ARTICLE. The annual amount of such benefits shall be computed in accordance with Section 2 of this ARTICLE; provided, however, that for purposes of determining the Retirement Offset, the portion of any pension paid to the Participant under the Retirement Plan attributable to the period after the termination of participation in the Plan shall be disregarded.

         5. A Participant whose employment with NCR is terminated other than for death or disability (i) for any reason prior to one year from the effective date of his or her participation in the Plan or (ii) voluntarily by the Participant after such date and prior to such Participant's 55th birthday shall not be entitled to any benefits under the Plan.

         6. Notwithstanding any other provisions of the Plan, and except as otherwise provided in ARTICLE XIII, if a Participant is discharged by NCR for fraud or misconduct, such Participant shall forfeit all rights to benefits under the Plan.

         7. If at any time the Committee, in its sole discretion, determines that a Participant, former Participant or other person who is entitled to receive or is receiving any benefits under the Plan has become, within three years of the anniversary of the Participant's or former Participant's Termination Date, an employee of, a proprietor, partner, principal, or more than 5% shareholder in, or consultant to any corporation, partnership, proprietorship or other entity which is in competition with NCR, he or she shall forfeit all rights to benefits under the Plan. In the event and to the extent that any portion of this Section 7 shall be determined by a court of competent jurisdiction to be invalid and unenforceable, such determination shall not affect that portion to the extent it is not determined to be invalid and unenforceable.

         8. Except as otherwise provided in ARTICLE XIII, the Committee shall have the sole discretion to determine if a Participant has retired or terminated employment with NCR and if any termination is voluntary or involuntary.





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                                  ARTICLE VIII
                 PAYMENT OF RETIREMENT AND TERMINATION BENEFITS

         1. Retirement and termination benefits under the Plan shall be paid in equal bi-weekly payments unless the Committee shall direct another form of payment.

         2. (a) The first payment of benefits under Sections 1 and 2 of ARTICLE VII and Section 2.B of ARTICLE XIII shall be made as of the Termination Date.

            (b) The first payment of benefits, under Section 3 of ARTICLE VII shall be made as of the former Participant's 52nd birthday.

         3. Retirement and termination benefits under the Plan shall be paid for the life of the former Participant.

                                   ARTICLE IX
                         SPOUSE'S OR CHILDREN'S BENEFITS

         In the event of a Change in Control of NCR, the provisions of this
ARTICLE IX shall be, in all respects, subject to ARTICLE XIII and, in the event of any conflict between the terms of ARTICLE XIII and any other terms of the Plan, the terms of ARTICLE XIII shall prevail and supersede any such other terms.

         1. In the event of the death of a Participant on or after the effective date of participation in the Plan and prior to such Participant's retirement or other termination of employment with NCR, his or her Eligible Spouse shall be entitled to receive benefits under the Plan in an annual amount equal to (a) minus (b).

                  (a) 3% of the Participant's Average Total Compensation multiplied by the number of years of Projected Credited Service, reduced by 3/4% for each full year the date of birth of the Eligible Spouse is more than ten years after the date of birth of the Participant.

                  (b) The Spouse's Offset.

         2. In the event of the death of a former Participant after retirement or termination of employment with NCR pursuant to Section 1, 2, or 4 of ARTICLE VII, such Participant's Eligible Spouse shall be entitled to benefits under the Plan in an annual amount equal to (a) minus (b).

                  (a) 75% of the amount computed in accordance with Section l(a) or 2(a) of ARTICLE VII, as applicable, reduced by 3/4% for each full year the date of birth of the Eligible Spouse is more than ten years after the date of birth of the former Participant.

                  (b) The Spouse's Offset.





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         Notwithstanding the foregoing, in the case of a former Participant who is entitled to receive benefits under Section 4 of ARTICLE VII, no benefits are payable to an Eligible Spouse if the former Participant's age at the Termination Date is under age 55 and for purposes of determining the Spouse's Offset, the portion of any pension paid to the Eligible Spouse under the Retirement Plan attributable to the period after the termination of the former Participant's participation in the Plan shall be disregarded.

         3. In the event of the death of a former Participant who is entitled to benefits under Section 4 of ARTICLE VII which death occurs prior to such Participant's retirement or termination of employment with NCR, the Eligible Spouse shall be entitled to benefits under the Plan in an annual amount equal to
(a) minus (b).

                  (a) 75% of the amount computed in accordance with Section 2(a) of ARTICLE VII as if the former Participant had Retired immediately prior to his or her death reduced by 3/4% for each year the date of birth of the Eligible Spouse is more than ten years after the date of birth of the Participant.

                  (b) The Spouse's Offset.

         Notwithstanding the foregoing, (i) no benefits are payable to an Eligible Spouse if the former Participant's date of death is prior to such Participant's 52nd birthday and (ii) for purposes of determining the Spouse's Offset, the portion of any pension paid to the Eligible Spouse under the Retirement Plan attributable to the period after the termination of the former Participant's participation in the Plan shall be disregarded; provided, however, that if such former Participant was at least 52 years of age on the date on which his or her participation in the Plan terminated, the Committee may, in its sole discretion treat such former Participant as a Participant solely for purposes of this Section 3 until his or her 55th birthday.

         4. In the event of the death of a former Participant after termination of employment with NCR pursuant to Section 3, 5, or 6 of ARTICLE VII (or in the event that a Participant's or a former Participant's rights to benefits are forfeited pursuant to Section 7 of ARTICLE VII), no benefits shall be payable under the plan to the Eligible Spouse or to the Eligible Children of such Participant or former Participant.

         5. Spouse's benefits under the Plan shall be paid in equal installments at least annually commencing at the date of death (except as provided in Section 7 of this ARTICLE) for the life of the Eligible Spouse; provided, however, that if the Eligible Spouse dies within five years after the Participant's death, Spouse's benefits under the Plan shall continue to be paid in accordance with
Section 6 of this ARTICLE.

         6. In the event an Eligible Spouse dies within five years after the Participant's death, the payment of Spouse's benefits shall be continued for the longer of (a) the balance of the five-year period after the Participant's death or (b) until the youngest of the Eligible Children attains the age of 22 years. Such Spouse's benefits shall be paid to such person or persons, including the Spouse's creditors, estate, and creditors of such Spouse's estate, as the Spouse may appoint in his



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or her last will and testament by specific reference to the general power of appointment provided for in this Section 6. Such general power of appointment shall be exercisable only by the Spouse and in all events shall not be subject to a power in any person against him or her. If the Spouse fails to exercise the general power of appointment herein granted, Spouse's benefits shall be paid in equal shares to the Eligible Children, or in default thereof, to the Spouse's estate.

         7. For purposes of this Plan whenever, as between a Participant and an Eligible Spouse, there is no evidence of the order of death or where death occurs as a result of a common disaster, the Eligible Spouse shall be presumed to have survived the Participant.

                                    ARTICLE X
                               DISABILITY BENEFITS

         1. In the event of the Total Disability of a Participant on or after the effective date of participation in the Plan and prior to retirement or other termination of employment with NCR, such Participant shall be entitled to receive disability benefits under the Plan in an annual amount equal to (a) minus (b).

                  (a) 4% of the Participant's Average Total Compensation multiplied by the number of years of his or her Projected Credited Service.

                  (b) The Retirement Offset.

         2. In the event of the Total Disability of a former Participant who is entitled to benefits under Section 4 of ARTICLE VII prior to his retirement or other termination of employment with NCR, such Participant shall be deemed to have terminated employment with NCR as of the date of disability; provided, however, that if such former Participant was at least 52 years of age on the date on which his or her participation in the Plan terminated, the Committee may, in its sole discretion, treat such former Participant as a Participant solely for purposes of this Section 2 until his or her 55th birthday.

         3. Disability benefits under the Plan shall be paid in equal installments at least annually commencing as of the Termination Date and for the life of the former Participant; provided, however, that if the Committee determines that a Participant receiving disability benefits under the Plan is no longer suffering from a Total Disability prior to his or her 62nd birthday, disability benefits shall be discontinued and if such former Participant does not return to the employ of NCR within a reasonable time thereafter, he or she shall be deemed to have voluntarily terminated employment with NCR as of the date of such determination.

         4. In the event of the death of a former Participant receiving disability benefits, the Eligible Spouse shall be entitled to receive benefits under the Plan in an annual amount computed in accordance with Section 1 of
ARTICLE IX, which benefits shall be payable in accordance with Sections 5 and 6 of ARTICLE IX.




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                                   ARTICLE XI
                  CERTAIN PROVISIONS RELATING TO PARTICIPATION

         1. No Participant, no former Participant, no person claiming under or through any Participant and no other person shall have any right or interest, whether vested or otherwise, in the Plan or its continuance, or in or to the payment of any benefits under the Plan, whether such benefits be vested, contingent or otherwise, unless and until all the terms, conditions and provisions of the Plan that affect such benefits and the payment thereof shall have been fully complied with as specifically provided in the Plan and any agreement thereunder.

         2. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of NCR to dismiss or otherwise terminate the employment or change the terms of employment or amount of compensation of any employee at any time for any reason with or without cause.

         3. By his or her agreement to participate in the Plan, each Participant, each former Participant and each person claiming under or through such Participant or former Participant shall, except with respect to ARTICLE XIII and ARTICLE XIV, be conclusively bound by any action or decision taken or made or to be taken or made under the Plan by NCR, the Board of Directors and the Committee.

         4. The Plan shall not be deemed a substitute for any retirement, death, disability or other employee benefit plan or arrangements that may now or hereafter be provided for employees of NCR generally. Any such plan or arrangements may be authorized by the Board of Directors and payments thereunder may be made independently of the Plan.

                                   ARTICLE XII
                            AMENDMENT AND TERMINATION

         The Committee shall have the right, without the consent of any Participant, former Participant, Eligible Spouse or any other person claiming under or through a Participant or former Participant, to amend or modify the Plan or any agreement between NCR and any Participant thereunder from time to time or to terminate or repeal the Plan or any such agreement entirely at any time; provided, however, that no such action shall adversely affect any Participant's, former Participant's or Eligible Spouse's accrued benefits prior to such action under the Plan or the benefits payable under ARTICLE XIII.

                                  ARTICLE XIII
                                CHANGE IN CONTROL

         1. In the event of a Potential Change in Control of NCR, unless otherwise determined by the Committee or the Board in writing, or in the event of a Change in Control of NCR, the Committee shall cause the creation and funding of a trust (the "Trust") to meet the obligations created under the Plan. The Trust shall be subject to the claims of general creditors of NCR. The



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trustee of the Trust shall hereinafter be referred to as the "Trustee." In no event shall a Participant have any greater rights in the assets of the Trust than those of a general unsecured creditor of NCR.

         2. Notwithstanding any other provisions of the Plan as then in effect, provided that the Participant has been a Participant for at least one (1) year prior to a Change in Control of NCR, the Participant's termination benefits, spouse's or children's benefits under the Plan shall be determined as described in this ARTICLE XIII(2) in the event that, at any time after a Change in Control of NCR,

                  (i) the employment with NCR of a Participant who is an "Executive Participant" (as hereinafter defined) is terminated for any reason, whether voluntary or involuntary or by reason of death, or

                  (ii) the employment with NCR of a Participant who is not an Executive Participant is terminated in an "Involuntary Termination" (as hereinafter defined) during the period of three (3) years immediately following the Change in Control, or

                  (iii) the employment with NCR of a Participant who is not an Executive Participant is terminated for any reason, whether voluntary or involuntary or by reason of death, after the expiration of three (3) years immediately following the Change in Control.

A termination of employment shall be an Involuntary Termination if it is not the result of a Participant's death or Total Disability and, (i.) if by NCR, is not for "Cause" (as defined in ARTICLE XIII(2)(G)), or, (ii) if by the Participant, is for "Good Reason" (as defined in ARTICLE XIII(2)(H)). For purposes of this
ARTICLE XIII and the Plan, an Executive Participant shall be a Participant who is designated as an Executive Participant hereunder by the Board of Directors.

         A.       Additions to Service and Credited Service.

         (1) For purposes of this ARTICLE XIII(2), each Participant's Service, Credited Service and Projected Credited Service as of the date of the Change in Control of NCR shall be deemed, subject to ARTICLE XIII(2)(A)(2), to be increased by sixty (60) months. The Participant's Service as so increased, plus any Service from the date of the Change in Control to the Termination Date, shall be his or her "Deemed Service". The Participant's Credited Service as so increased, plus any Credited Service from the date of the Change in Control to the Termination Date shall be his or her "Deemed Credited Service". The Participant's Projected Credited Service as so increased shall be his or her "Deemed Projected Credited Service".

         (2) The additions to Service, Credited Service and Projected Credited Service provided under paragraph (1) of this ARTICLE XIII(2)(A) are subject to the following limitations:




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                  (i) the Participant's Deemed Service shall not exceed
         projected Service determined as of the Termination Date.

                  (ii) the Participant's Deemed Projected Credited Service and the Participant's Deemed Credited Service shall not exceed fifteen (15) years.

                  (iii) the Participant's Projected Service shall not be increased.

         B. Termination Benefits. In the event that, at any time after the Change in Control of NCR, the Participant's employment is terminated in any of the circumstances described in ARTICLE XIII(2)(i), (ii) or (iii) of the Plan, the Participant shall be entitled to receive, beginning upon the Participant's Termination Date or, if later, upon the Participant's attainment of age fifty
(50), the termination benefits set forth in Sections (1), (2) or (3) below:

                  (1) A Participant, other than an Executive Participant, who has attained his 62nd birthday as of the Termination Date shall be entitled to receive benefits under the Plan in an annual amount equal to (a) minus (b).

                           (a) 4% of the Participant's Remuneration (as defined
                  in ARTICLE XIII(2)(B)(5) below) multiplied by the number of years of Deemed Credited Service.

                           (b) The Retirement Offset.

                  (2) A Participant, other than an Executive Participant, who has not yet attained his 62nd birthday as of the Termination Date shall be entitled to receive benefits under the Plan in an annual amount equal to (a) minus (b).

                           (a) The product of (i) 4% of the Participant's
                  Remuneration (as defined in ARTICLE XIII(2)(B)(5) below), (ii) the number of years of Deemed Projected Credited Service and
                  (iii) the ratio that the number of years of Deemed Service bears to the number of years of Projected Service, reduced by 3% for each year, and proportionally for each portion of a year, to the nearest month from the date benefits commence to the Participant's 62nd birthday, but not more than, in the aggregate, 30%.

                  (b) The Retirement Offset.

         (3) An Executive Participant who has not yet attained age sixty (60) as of the Change in Control of NCR shall be entitled to receive the greater of (a) or (b), minus (c).

                  (a) The benefits calculated according to the formula set forth in ARTICLE XIII(2)(B)(2)(a).





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




                  (b) 50% of the Participant's Remuneration (as defined in
                  ARTICLE XIII(2)(3)(5) below), reduced by 3% for each year, and proportionally for each portion of a year, to the nearest month from the date benefits commence to the Participant's 62nd birthday, but not more than, in the aggregate, 30%.

                  (c) The Retirement Offset.

         (4) An Executive Participant who has attained age sixty (60) or older as of the Change in Control of NCR shall be entitled to receive the greater of (a) or (b).

                  (a) The benefits calculated according to the formula set forth in ARTICLE XIII(2)(B)(2) substituting Average Total Compensation for Remuneration.

                  (b) The benefits calculated according to ARTICLE VII(1) or
         ARTICLE VII(2) using the maximum "assumed age" and "assumed Service" for the Participant that would be permitted under ARTICLE VII.

                  (5) "Remuneration" - shall mean for a Participant other than an Executive Participant (a) with respect to a Termination Date within the three-year period immediately following the Change in Control of NCR the sum of (i) the Participant's annual base salary rate in effect immediately prior to the Termination Date, (ii) the award that would have been payable to the Participant under the Corporate Management Incentive Compensation Plan ("CMICP") or any successor plan determined by multiplying by the norm percentage for the "Plan Year" (as defined in CMICP) in which the Termination Date occurs the greater of the Participant's salary or the standard maximum for such Participant's position and (iii) one hundred percent (100%) of the target award that would have been payable to the Participant under the Long-Term Incentive (Performance Unit) Plan or any successor plan, assuming that one hundred percent (100%) of the performance goals were achieved for the cycle beginning on the January 1 immediately preceding the Termination Date and (b) with respect to a Termination Date subsequent to the expiration of the three-year period immediately following the Change in Control, the greater of (i) the amount determined under (a) above, assuming the Termination Date within the three-year period immediately following the Change in Control of NCR that would result in the greatest amount of Remuneration or (ii) Average Total Compensation; and

                               - shall mean for an Executive Participant (a) with respect to a Termination Date following a Change in Control and prior to January 1, 1997, the sum of (i) the Participant's highest annual base salary rate in effect immediately prior to the Termination Date, (ii) the award that would have been payable to the Participant under the Corporate Management Incentive Compensation Plan ("CMICP") or any successor plan determined by multiplying by the norm percentage for the "Plan Year" (as defined in CMICP) in which the Termination Date occurs the greater of the Participant's salary or the standard maximum for such Participant's position and (iii) if applicable, one hundred percent (100%) of the target award that would have been payable to the Participant under the Long-Term Incentive (Performance Unit) Plan ("LTI") or any successor plan, assuming that one hundred percent (100%) of the performance goals were achieved for the cycle beginning on the January 1 immediately preceding the Termination Date and (b) with respect to a Termination Date subsequent to December 31, 1996, the greater of (i) the amount determined under (a) above assuming the Termination Date within the period following the Change in Control and prior to January 1, 1997 that would result in the greatest amount of Remuneration or
         (ii) Average Total Compensation.

         C. Spouse's and Children's Benefits. Notwithstanding any other provision of the Plan to the contrary, in the event that, at any time after the Change in Control of NCR, the Participant's employment with NCR is terminated in any of the circumstances described in ARTICLE XIII(2)(1)(i), (ii) or (iii) of the Plan, upon the death of the Participant, the Participant's Eligible Spouse, if any, shall be entitled to receive 75% of the Participant's benefit under
ARTICLE XIII(2)(B), reduced by the Spouse's Offset, in lieu of the Retirement Offset, commencing immediately upon the death of a Participant. If the Eligible Spouse is more than ten years younger than the Participant, the benefit before offset shall be reduced by 3/4% for each full year the date of birth of the Eligible Spouse is more than ten years after the date of birth of the Participant. If at any time after the death of the Participant there is no Eligible Spouse living and there are Eligible Children living, the Participant's Eligible Children shall be entitled to receive 75% of the Participant's benefit determined under ARTICLE XIII(2). Such benefits shall be continued until there are no Eligible Children under the age of 22. This provision shall supersede
ARTICLE IX, Paragraph 1 and ARTICLE IX, Paragraph 2 of the Plan; provided, however, that, in the event that the Participant dies while employed by NCR, the benefit determined under this ARTICLE XIII(2)(C) shall not be less than the benefit determined under ARTICLE IX(l) had there been no Change in Control of NCR prior to the death of the Participant.

         D. Change in Status. In the event that, at any time after a Change in Control of NCR and while in the employ of NCR, a change occurs in the employment status of the Participant as provided in ARTICLE VII(4) of the Plan, then, notwithstanding such change in status, so long as the Participant shall be employed by NCR, or a subsidiary or Affiliate thereof, the Participant shall be treated as a Participant in the Plan and not as a former Participant, and the terms of this ARTICLE XIII(2) shall continue to apply.

         E. No Additional Right to Disability Benefits. Nothing in this ARTICLE XIII shall be construed to provide or grant to any Participant who has retired or whose employment with NCR, or a subsidiary or Affiliate thereof, has terminated and who was not receiving disability benefits under the Plan prior to such retirement or termination of employment, the right to receive the disability benefits set forth in ARTICLE X of the Plan.

         F. Waiver of Covenant Not to Compete. In the event that the Participant's employment is terminated pursuant to an Involuntary Termination following a Change in Control of NCR, the provisions of ARTICLE VII(7) of the Plan shall not apply. In the event that the Participant's employment is terminated for any reason other than an Involuntary Termination following a Change in Control of NCR, the provisions of ARTICLE VII(7) of the Plan shall apply for a period of one (1) year following the Participant's or former Participant's Termination Date.

         G. Definition of Cause. For purposes of this Plan, "Cause" shall mean the Participant's (i) willfully breaching or (failing to perform his or her employment duties (ii) willfully engaging in conduct that is demonstrably and materially injurious to NCR, monetarily or otherwise For purposes of this
ARTICLE XIII(2)(G), no act, or failure to act, on the part of the Participant shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action or omission was in the best interest of NCR. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board of Directors (which shall be the Board of Directors of AT&T if the Participant is a member of the Board of Directors), at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in this ARTICLE XIII(2)(G) and specifying the particulars thereof in detail.

         H. Definition of Good Reason. For purposes of this ARTICLE XIII, "Good Reason" shall mean the occurrence, without the Participant's express written consent, of any of the following circumstances:

                  1. The assignment to the Participant of any duties inconsistent with, or any substantial alteration in, such Participant's status or responsibilities as in effect immediately prior to a Change in Control of NCR, including the imposition of travel obligations which differ materially from required business travel immediately prior to the Change in Control of NCR;

                  2. (i) A reduction in the Participant's annual base salary as in effect immediately before the Change in Control of NCR; (ii) the failure to pay a bonus award to which the Participant is otherwise entitled under the terms of the CMICP, IMICP, LTI or any successor incentive compensation plans at the time at which such awards are usually paid; (iii) the award to the Participant of an annual bonus under CMICP, IMICP or any successor incentive compensation plans substantially less in amount than the annual bonus awarded to such Participant for the last complete fiscal year of NCR ending prior to the Change in Control of NCR; or (iv) the award to the Participant of performance units under the LTI, or any successor plan, which are substantially fewer in number or would yield a substantially lower award than the units awarded to such Participant for the cycle beginning on the January 1 immediately preceding the Change in Control of NCR. Notwithstanding clauses (iii) and (iv) hereof, Good Reason shall not exist if the awards referred to therein are substantially less or fewer, as the case may be, because of the failure to meet objectives based on quantitative performance;

                  3. A change in the principal place of the Participant's employment, as in effect immediately prior to the Change in Control of NCR, to a location more than thirty-five (35) miles distant from the location of such principal place at such time;

                  4. The failure by NCR to continue in effect any incentive compensation plan or stock option plan in which the Participant participates immediately prior to the Change in Control of NCR, unless an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Participant, or the failure by NCR to continue the Participant's participation in any such incentive or stock option plan on the same basis, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other participants, as existed immediately prior to the time of the Change in Control of NCR;

                  5. (i) Except as required by law, the failure by NCR to continue to provide to the Participant benefits substantially equivalent, in the aggregate, to those enjoyed by the Participant under the qualified and non-qualified employee benefit and welfare plans of NCR, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability, retirement, savings and profit-sharing plans, in which the Participant was eligible to participate immediately prior to the Change in Control of NCR; (ii) the taking of any action by NCR which would directly or indirectly materially reduce or deprive the Participant of any other material perquisite enjoyed by the Participant immediately prior to the Change in Control of NCR; or (iii) the failure by NCR to provide the Participant with the number of paid vacation days to which the Participant is entitled under NCR's vacation policy, past practice or special agreement in effect immediately prior to the Change in Control of NCR;

                  6. The failure of NCR to obtain a satisfactory agreement from any successor to assume and agree to perform the Separation Allowance Agreement (the form of which was approved by the Board of Directors at a regularly scheduled meeting on July 20, 1988 and subsequently amended by the Board of Directors on November 29, 1990) between NCR and the Participant, if any; or

                  7. Any purported termination of any Participant who has entered into a Separation Allowance Agreement which is (i) not effected pursuant to any notices required to be delivered pursuant to said Agreement or (ii) effected pursuant to a notice that does not satisfy the requirements of said Agreement. For purposes of the Plan, no such purported termination shall be effective except as constituting Good Reason.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         1. Assignment, pledge or encumbrance of any kind of benefits under the Plan shall not be permitted or recognized.

         2. The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Ohio.

         3. NCR shall pay to the Participant all legal fees and expenses reasonably incurred by the Participant in connection with ARTICLE XIII of the Plan (including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by such ARTICLE XIII, regardless of the outcome unless, in the case of a legal action brought by or in the name of a Participant or former Participant, a court of competent jurisdiction shall have finally determined by a final judgment, order or decree (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected) that such action was not in good faith). In the event of the establishment of the Trust, the following claims procedures shall be applicable to all claims for benefits under the Plan:

         A. The Committee shall make the initial determination as to the rights of any Participant or beneficiary under the Plan ("Claimant") to a benefit under the Plan. Any denial by the Committee of a claim for benefits under the Plan (whether in whole or in part) shall be stated in writing and delivered by mail to the Claimant, such notice shall set forth the specific reasons for the denial and specific references to any additional material or information necessary for the Claimant to review the reasons for the denial.

         B. The Claimant may appeal the Committee's denial of benefits in whole or in part to the Trustee within 60 days of receiving notice of such denial by the Committee. Such request for review shall be made in writing by mail to the Trustee. The Claimant may submit any information and documentation he believes relevant to his appeal and may request the ability to review pertinent documents of NCR that have not otherwise been made available to him. If NCR does not produce any documents requested by a Claimant, the Trustee shall assume for purposes of its determination that such documents do not have any negative implication with respect to the Claimant's claim for benefits under the Plan. The burden of proof shall be upon NCR to establish its basis for the denial in whole or in part of a claim.

         C. The Trustee shall make a de novo review of the benefit claimed by a Claimant. The Trustee may establish its own procedures within the guidelines set forth herein. Its determination shall be final, conclusive and binding upon NCR and the Claimant. The Claimant and NCR shall have the opportunity to appear before the Trustee to establish their positions with respect to the claimed benefits and to submit any documentation that they want the Trustee to consider. Any such documentation submitted by either party to the Trustee must be made available to the opposing party at least 15 days prior to the final date of submission of position papers and documentation to the Trustee. The Trustee shall render an opinion as to the determination of benefits no later than 60 days after the receipt by the Trustee of all documentation and position papers submitted by the parties.

         IN WITNESS WHEREOF, the Company has caused this restated Plan to be executed on this ____ day of ___________, 1996.

                         NCR CORPORATION



                         By:_________________________
                              Richard H. Evans
                              Senior Vice President, Global Human Resources



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